Exhibit 99.1

NEWS RELEASE
1901 Chouteau Avenue: St. Louis, MO 63103: Ameren.com

Contacts
Media	Analysts		Investors
Joe Muehlenkamp	Doug Fischer	Andrew Kirk	Investor Services
314.554.4135	314.554.4859	314.554.3942	800.255.2237
jmuehlenkamp@ameren.com	dfischer@ameren.com	akirk@ameren.com	invest@ameren.com
For Immediate Release
Ameren Announces Second Quarter 2015 Results

•	Second Quarter Core (Non-GAAP) Earnings Per Share Were $0.58 in 2015, Compared with $0.62 in 2014, Primarily Reflecting Milder Temperatures

•	Second Quarter GAAP EPS Were $0.61 in 2015, Unchanged from 2014

•	Guidance Range for 2015 Core Diluted EPS is $2.45 to $2.65; GAAP Range is Now $2.48 to $2.68
ST. LOUIS (July 31, 2015) — Ameren Corporation (NYSE: AEE) today announced second quarter 2015 net income in accordance with generally accepted accounting principles (GAAP) of $150 million, or 61 cents per share, compared to second quarter 2014 GAAP net income of $149 million, or 61 cents per share. Excluding results from discontinued operations and a 2015 loss provision for discontinuing pursuit of a construction and operating license (COL) for a second nuclear unit at Ameren Missouri's Callaway Energy Center, Ameren recorded second quarter 2015 core (non-GAAP) net income of $141 million, or 58 cents per share, compared with second quarter 2014 core net income of $150 million, or 62 cents per share.
The year-over-year decrease in second quarter 2015 core earnings reflected lower retail electric sales volumes driven primarily by milder early summer temperatures in 2015. In addition, the earnings comparison was negatively affected by a seasonal rate redesign and the timing of revenues under formula ratemaking related to Ameren Illinois electric delivery, as well as higher depreciation and amortization expenses. The effects of these factors were partially offset by earnings on increased investments in electric transmission and delivery infrastructure made under formula ratemaking and a lower effective income tax rate.
"We remain on track to deliver solid earnings growth in 2015," said Warner L. Baxter, chairman, president and chief executive officer of Ameren Corporation. “We continue to execute on key elements of our strategy, including allocating capital to jurisdictions with modern, constructive regulatory frameworks,

NEWS RELEASE

managing costs in a disciplined fashion and aligning spending with regulatory outcomes and economic conditions. We continue to believe that the execution of our strategy will deliver superior long-term value to both our customers and shareholders."
Ameren recorded GAAP net income for the six months ended June 30, 2015, of $258 million, or $1.06 per share, compared to GAAP net income for the six months ended June 30, 2014, of $245 million, or $1.01 per share. Excluding results from discontinued operations and the 2015 provision for a Callaway COL, Ameren recorded core net income of $249 million, or $1.03 per share, for the first six months of 2015, compared to core net income of $247 million, or $1.02 per share, for the first six months of 2014.
This core earnings improvement reflected earnings on increased investments in electric transmission and delivery infrastructure made under formula ratemaking. The earnings comparison also benefited from lower other operations and maintenance expenses, reduced parent company interest costs and a lower effective income tax rate. These positive factors were partially offset by lower retail electric and natural gas sales volumes primarily due to milder temperatures in the first half of 2015, a seasonal rate redesign and the timing of revenues under formula ratemaking related to Ameren Illinois electric delivery, as well as higher depreciation and amortization expenses.
The following items were excluded from the second quarter and first six months of 2015 and 2014 core earnings, as applicable:

•
Results from discontinued operations, primarily reflecting recognition of a tax benefit related to the resolution of an uncertain tax position, which increased GAAP net income by $52 million for the second quarter and first six months of 2015; and

•	A provision for a Callaway COL, which decreased net income from continuing operations by $43 million for the second quarter and first six months of 2015.
A reconciliation of GAAP to core earnings per share is as follows:

	Second Quarter		Six Months
	2015	2014	2015	2014
GAAP EPS	$0.61	$0.61	$1.06	$1.01
Results from discontinued operations	(0.21)	0.01	(0.21)	0.01
Provision for Callaway COL	0.18	—	0.18	—
Core EPS	$0.58	$0.62	$1.03	$1.02
Earnings Guidance
Ameren expects 2015 core diluted earnings per share to be in a range of $2.45 to $2.65. This core earnings guidance excludes results from discontinued operations and the 2015 provision for a Callaway COL. GAAP 2015 diluted earnings per share are now expected to be in a range of $2.48 to $2.68, compared to the prior range of $2.45 to $2.65 per share.

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Earnings guidance for 2015 assumes normal temperatures for the last six months of this year and is subject to the effects of, among other things, 30-year U.S. Treasury bond yields; regulatory decisions and legislative actions; energy center and energy delivery operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.
Ameren Missouri Segment Results
Ameren Missouri segment second quarter 2015 GAAP and core earnings were $61 million and $104 million, respectively, compared with second quarter 2014 GAAP and core earnings of $126 million. The decline in core earnings reflected lower retail electric sales volumes driven primarily by milder early summer temperatures in 2015. In addition, the earnings comparison was negatively affected by higher other operations and maintenance as well as depreciation and amortization expenses. The difference between second quarter 2015 GAAP and core earnings reflected the provision for a Callaway COL.
Ameren Illinois Segment Results
Ameren Illinois segment second quarter 2015 GAAP and core earnings were $31 million, compared with second quarter 2014 GAAP and core earnings of $28 million. The comparison benefited from earnings on increased investments in electric delivery and transmission infrastructure made under formula ratemaking and reduced other operations and maintenance expenses related to natural gas delivery. These positive factors were partially offset by a seasonal rate redesign and the timing of revenues under formula ratemaking related to electric delivery, as well as lower recognized allowed returns on equity for the electric delivery and transmission businesses.
Other Results from Continuing Operations, including Parent and ATXI
Other GAAP and core earnings, including those of the parent company and Ameren Transmission Company of Illinois (ATXI), for the second quarter of 2015 were $6 million, compared with a GAAP and core loss of $4 million for the second quarter of 2014. These improvements reflected an increase in earnings at ATXI to $7 million from $4 million as a result of increased investments in electric transmission infrastructure made under formula ratemaking, reduced by a lower recognized allowed return on equity. The comparison also benefited from a lower effective income tax rate and decreased parent company interest charges as a result of the May 2014 maturity of $425 million of 8.875% senior notes that were replaced with lower-cost, short-term debt.
Analyst Conference Call
Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Friday, July 31, to discuss second quarter 2015 earnings, earnings guidance, and regulatory and other matters. Investors,

NEWS RELEASE

the news media and the public may listen to a live Internet broadcast of the call at Ameren.com by clicking on “Q2 2015 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. The conference call and this presentation will be accessible in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will be available for replay on Ameren’s website for one year. In addition, a telephone replay of the conference call will be available beginning at approximately noon Central Time from July 31 through Aug. 6 by dialing U.S. and Canada 877.660.6853 or international 201.612.7415, and entering ID number 13613884.
About Ameren
St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric delivery and transmission service as well as natural gas delivery service while Ameren Missouri provides vertically integrated electric service, with generating capacity of over 10,200 megawatts, and natural gas delivery service. Ameren Transmission Company of Illinois develops regional electric transmission projects. Follow the company on Twitter @AmerenCorp. For more information, visit Ameren.com.
Use of Non-GAAP Financial Measures
In this release, Ameren has presented core earnings and core earnings per share guidance, which are non-GAAP measures and may not be comparable to those of other companies. A reconciliation of non-GAAP information to GAAP information has been included in this release. Generally, core earnings (or losses) include earnings or losses attributable to Ameren Corporation and exclude income or loss from discontinued operations and income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as the Callaway COL loss provision. Ameren uses core earnings internally for financial planning and for analysis of performance. Ameren also uses core earnings as the primary performance measurement when communicating with analysts and investors regarding our earnings results and outlook, as the company believes that core earnings allow the company to more accurately compare its ongoing performance across periods. In providing consolidated core earnings guidance, there could be differences between core earnings and earnings prepared in accordance with GAAP as a result of our treatment of certain items, such as those described above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.
Forward-looking Statements
Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended Dec. 31, 2014, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•
regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations which may result from Ameren Missouri’s notice of appeal of the Missouri Public Service Commission's April 2015 electric rate order; Ameren Missouri's December 2014 Missouri Energy Efficiency Investment Act (MEEIA) filing; Ameren Illinois’ April 2015 annual electric delivery service formula update filing; Ameren Illinois’ January 2015 natural gas delivery service rate case filing; the complaint cases filed with the Federal Energy Regulatory Commission (FERC) seeking a reduction in the allowed base return on common equity under the Midcontinent Independent System Operator tariff; and future regulatory, judicial, or legislative actions that seek to change regulatory recovery mechanisms;

•
the effect of Ameren Illinois participating in a performance-based formula ratemaking process under the Illinois Energy Infrastructure Modernization Act (IEIMA), including the direct relationship between Ameren Illinois’ return on common equity and 30-year United States Treasury bond yields, the related financial commitments required by the IEIMA, and the resulting uncertain impact on the financial condition, results of operations, and liquidity of Ameren Illinois;

•	our ability to align our overall spending, both operating and capital, with regulatory frameworks established by our regulators in an attempt to earn our allowed return on equity;

•	the effects of increased competition in the future due to, among other factors, deregulation of certain aspects of our business at either the state or federal level;

•	changes in laws and other governmental actions, including monetary, fiscal, tax, and energy policies;

NEWS RELEASE

•
the effects on demand for our services resulting from technological advances, including advances in customer energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•
the effectiveness of Ameren Missouri’s customer energy efficiency programs and the related amount of any net shared benefits and performance incentive earned under the current and proposed MEEIA plans;

•	the timing of increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely manner;

•
the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including our ability to recover the costs for such commodities and our customers’ tolerance for the related rate increases;

•	the effectiveness of our risk management strategies and our use of financial and derivative instruments;

•
the ability to obtain sufficient insurance, including insurance relating to Ameren Missouri’s Callaway Energy Center, and to recover the costs of such insurance or in the absence of insurance the ability to recover uninsured losses;

•	business and economic conditions, including their impact on key customers, interest rates, collection of our receivable balances, and demand for our products;

•
the financial condition of Noranda Aluminum, Inc. and any reductions in the sales volumes used by its aluminum smelter in southeast Missouri, compared to the sales volumes included in Ameren Missouri's electric rates;

•
disruptions of the capital markets, deterioration in our credit metrics, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages;

•	the construction, installation, performance, and cost recovery of generation, transmission, and distribution assets;

•
the effects of breakdowns or failures of equipment in the operation of natural gas distribution systems, such as leaks, explosions and mechanical problems, and compliance with natural gas distribution safety regulations;

•	the effects of our increasing investment in electric transmission projects and uncertainty as to whether we will achieve our expected returns in a timely fashion, if at all;

•
the extent to which Ameren Missouri prevails in its claim against an insurer in connection with the December 2005 breach of the upper reservoir at the Taum Sauk pumped-storage hydroelectric energy center;

•	operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, and decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures, and any related tax implications;

•
the impact of current environmental regulations and new, more stringent, or changing requirements, including those related to greenhouse gases, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of our energy centers, increase our costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, work force reductions, future wage and employee benefits costs, including changes in discount rates, mortality tables, and returns on benefit plan assets;

•	the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by Ameren Missouri’s energy centers or required to satisfy Ameren Missouri’s energy sales;

•
the inability of Dynegy Inc. and Illinois Power Holdings, LLC (IPH) to satisfy their indemnity and other obligations to Ameren in connection with the divestiture of New Ameren Energy Resources Generating Company, LLC to IPH;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, cyber attacks, or other intentionally disruptive acts.

New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.
# # #

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating Revenues:
Electric	$1,250	$1,235	$2,393	$2,341
Gas	151	184	564	672
Total operating revenues	1,401	1,419	2,957	3,013
Operating Expenses:
Fuel	205	198	411	402
Purchased power	101	112	240	226
Gas purchased for resale	46	79	282	383
Other operations and maintenance	427	411	828	829
Provision for Callaway construction and operating license	69	—	69	—
Depreciation and amortization	200	183	393	364
Taxes other than income taxes	116	114	241	241
Total operating expenses	1,164	1,097	2,464	2,445
Operating Income	237	322	493	568
Other Income and Expenses:
Miscellaneous income	16	21	35	39
Miscellaneous expense	6	4	17	13
Total other income	10	17	18	26
Interest Charges	89	89	177	181
Income Before Income Taxes	158	250	334	413
Income Taxes	59	99	125	163
Income from Continuing Operations	99	151	209	250
Income (Loss) from Discontinued Operations, Net of Taxes	52	(1)	52	(2)
Net Income	151	150	261	248
Less: Net Income from Continuing Operations Attributable to Noncontrolling Interests	1	1	3	3
Net Income (Loss) Attributable to Ameren Corporation:
Continuing Operations	98	150	206	247
Discontinued Operations	52	(1)	52	(2)
Net Income Attributable to Ameren Corporation	$150	$149	$258	$245
Earnings (Loss) per Common Share – Basic and Diluted:
Continuing Operations	$0.40	$0.62	$0.85	$1.02
Discontinued Operations	0.21	(0.01)	0.21	(0.01)
Earnings per Common Share – Basic and Diluted	$0.61	$0.61	$1.06	$1.01
Average Common Shares Outstanding - Basic	242.6	242.6	242.6	242.6

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	June 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$2	$5
Accounts receivable - trade (less allowance for doubtful accounts)	456	423
Unbilled revenue	302	265
Miscellaneous accounts and notes receivable	112	81
Materials and supplies	500	524
Current regulatory assets	223	295
Current accumulated deferred income taxes, net	286	352
Other current assets	95	86
Assets of discontinued operations	15	15
Total current assets	1,991	2,046
Property and Plant, Net	17,986	17,424
Investments and Other Assets:
Nuclear decommissioning trust fund	555	549
Goodwill	411	411
Regulatory assets	1,560	1,582
Other assets	649	664
Total investments and other assets	3,175	3,206
TOTAL ASSETS	$23,152	$22,676
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$395	$120
Short-term debt	886	714
Accounts and wages payable	486	711
Taxes accrued	126	46
Interest accrued	98	85
Current regulatory liabilities	120	106
Other current liabilities	413	434
Liabilities of discontinued operations	32	33
Total current liabilities	2,556	2,249
Long-term Debt, Net	5,981	6,120
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	3,931	3,923
Accumulated deferred investment tax credits	64	64
Regulatory liabilities	1,912	1,850
Asset retirement obligations	589	396
Pension and other postretirement benefits	689	705
Other deferred credits and liabilities	524	514
Total deferred credits and other liabilities	7,709	7,452
Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,606	5,617
Retained earnings	1,161	1,103
Accumulated other comprehensive loss	(5)	(9)
Total Ameren Corporation stockholders’ equity	6,764	6,713
Noncontrolling Interests	142	142
Total equity	6,906	6,855
TOTAL LIABILITIES AND EQUITY	$23,152	$22,676

AMEREN CORPORATION (AEE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended June 30,
	2015	2014
Cash Flows From Operating Activities:
Net income	$261	$248
(Income) loss from discontinued operations, net of taxes	(52)	2
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for Callaway construction and operating license	69	—
Depreciation and amortization	387	349
Amortization of nuclear fuel	47	47
Amortization of debt issuance costs and premium/discounts	11	11
Deferred income taxes and investment tax credits, net	116	178
Allowance for equity funds used during construction	(11)	(16)
Stock-based compensation costs	14	15
Other	(13)	(8)
Changes in assets and liabilities	(61)	(168)
Net cash provided by operating activities - continuing operations	768	658
Net cash used in operating activities - discontinued operations	(1)	(4)
Net cash provided by operating activities	767	654
Cash Flows From Investing Activities:
Capital expenditures	(846)	(883)
Nuclear fuel expenditures	(28)	(26)
Purchases of securities - nuclear decommissioning trust fund	(117)	(290)
Sales and maturities of securities - nuclear decommissioning trust fund	110	283
Proceeds from note receivable - Illinois Power Marketing Company	10	70
Contributions to note receivable - Illinois Power Marketing Company	(7)	(78)
Other	3	2
Net cash used in investing activities - continuing operations	(875)	(922)
Net cash provided by investing activities - discontinued operations	—	152
Net cash used in investing activities	(875)	(770)
Cash Flows From Financing Activities:
Dividends on common stock	(199)	(194)
Dividends paid to noncontrolling interest holders	(3)	(3)
Short-term debt, net	172	425
Redemptions and maturities of long-term debt	(114)	(692)
Issuances of long-term debt	249	598
Capital issuance costs	(2)	(4)
Other	2	2
Net cash provided by financing activities - continuing operations	105	132
Net cash used in financing activities - discontinued operations	—	—
Net cash provided by financing activities	105	132
Net change in cash and cash equivalents	(3)	16
Cash and cash equivalents at beginning of year	5	30
Cash and cash equivalents at end of period	$2	$46

AMEREN CORPORATION (AEE)
OPERATING STATISTICS FROM CONTINUING OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	2,694	2,897	6,599	7,079
Commercial	3,556	3,560	7,145	7,222
Industrial	2,096	2,191	4,100	4,278
Off-system	2,113	1,438	3,837	2,891
Other	26	27	61	60
Ameren Missouri total	10,485	10,113	21,742	21,530
Ameren Illinois
Residential
Power supply and delivery service	1,024	935	2,443	2,241
Delivery service only	1,463	1,635	3,300	3,833
Commercial
Power supply and delivery service	651	591	1,396	1,284
Delivery service only	2,340	2,348	4,521	4,641
Industrial
Power supply and delivery service	437	477	930	924
Delivery service only	2,521	2,600	5,120	5,188
Other	121	123	267	267
Ameren Illinois total	8,557	8,709	17,977	18,378
Eliminate affiliate sales	(88)	(50)	(96)	(50)
Ameren Total from Continuing Operations	18,954	18,772	39,623	39,858
Electric Revenues (in millions):
Ameren Missouri
Residential	$348	$351	$685	$694
Commercial	328	317	576	563
Industrial	123	124	219	221
Off-system	45	47	89	83
Other	15	32	32	59
Ameren Missouri total	$859	$871	$1,601	$1,620
Ameren Illinois
Residential
Power supply and delivery service	$107	$101	$218	$223
Delivery service only	85	77	163	154
Commercial
Power supply and delivery service	53	54	107	115
Delivery service only	56	48	102	88
Industrial
Power supply and delivery service	19	25	40	52
Delivery service only	13	10	28	20
Other	53	49	118	65
Ameren Illinois total	$386	$364	$776	$717
ATXI
Transmission services	$17	$9	$37	$19
Eliminate affiliate revenues	(12)	(9)	(21)	(15)
Ameren Total from Continuing Operations	$1,250	$1,235	$2,393	$2,341

AMEREN CORPORATION (AEE)
OPERATING STATISTICS FROM CONTINUING OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Electric Generation - kilowatthours (in millions):
Ameren Missouri	10,409	10,337	21,352	22,032
Fuel Cost per kilowatthour (in cents):
Ameren Missouri	1.783	1.855	1.839	1.902
Gas Sales - dekatherms (in thousands):
Ameren Missouri	2,876	2,770	10,820	11,293
Ameren Illinois	27,269	28,364	99,058	106,311
Ameren Total	30,145	31,134	109,878	117,604
		June 30, 2015		December 31, 2014
Common Stock:
Shares outstanding (in millions)		242.6		242.6
Book value per share		$27.88		$27.67
Capitalization Ratios:
Common equity		47.7%		48.7%
Preferred stock		1.0%		1.0%
Debt, net of cash		51.3%		50.3%